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                                                                     EXHIBIT 5.1

                 [LETTERHEAD OF CROUCH & HALLETT APPEARS HERE]


(214) 953-0053

                                 July 14, 1997



Whole Foods Market, Inc.
601 N. Lamar Blvd., #300
Austin, Texas  78703

Gentlemen:

     We have served as counsel for Whole Foods Market, Inc., a Texas corporation (the "Company"), in connection with the Registration Statement on Form S-4 covering the issuance of shares (the "Shares") of Common Stock, no par value, of the Company in connection with the merger of a wholly owned subsidiary of the Company with and into Amrion, Inc. ("Amrion"). As a result of such merger, each of the outstanding shares of common stock of Amrion will be converted into the right to receive .87 shares of the Company's common stock, as more fully described in the Agreement and Plan of Merger, dated as of June 9, 1997 (the "Merger Agreement"), to which the Company and Amrion are parties.

     We have examined such documents and questions of law as we have deemed necessary to render the opinion expressed below. Based upon the foregoing, we are of the opinion that the Shares, when issued and delivered in connection with the terms of the Merger Agreement, will be duly and validly issued, fully paid and non-assessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement.

                                       Very truly yours,

                                       /s/ Crouch & Hallett, L.L.P.